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IMATION CORP.

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[            , 2012]

Mark E. Lucas
President and Chief Executive Officer
[To: ]	1 Imation Way
Discovery 2D 02
Oakdale, Minnesota 55128

RE: Imation’s Executive Compensation Program	651-704-3244 phone
651-704-6459 fax

[Dear             ]:

We are writing to you as a shareholder of Imation Corp. We urge you to vote your shares to approve our proposal regarding the Advisory Vote to Approve Executive Officer Compensation (“Say on Pay”) as described in our Proxy Statement.

In considering your vote, we urge you to once again review the Compensation Discussion and Analysis in our Proxy Statement and to consider the information in this letter. Our Compensation Committee of the Board of Directors maintains a compensation program that, in our view, has effectively aligned executive compensation with shareholder interests.

Attached to this letter is a detailed description of how our Board of Directors has effectively aligned our executive compensation program with shareholder interest.

To summarize that description, while we have challenges before us, we feel that the structure and implementation of our executive compensation program is well suited to incentivizing the creation of shareholder value. The new proxy advisor tests for CEO compensation do not fully take into account the “turnaround” nature of our business plan, the fact that the management team is new, the reality of realized pay, and the need to retain a motivated management team to focus on our immediate business challenges. Rather they assume the performance of a standard enterprise with the normal operational challenges. We believe that it is important for you as a key shareholder to understand what we are attempting to accomplish instead of relying on formulaic comparisons.

Thank you for your consideration.

Very truly yours,

Mark E. Lucas

Discussion of Imation’s

Executive Compensation Program

We believe it is important for you as a key shareholder to understand the key business objectives that we are attempting to accomplish through our executive compensation program instead of merely responding to formulaic comparisons. The following points are important in making a decision on your vote.

•	Imation is in a “turnaround” situation.

•

Our CEO and much of the management team are new and we are only in the beginning of the second year of our turnaround. Under these circumstances, it is premature to assess the pay for performance linkage in our compensation program based on a year-over-year comparison.

•

For the same reasons, we believe it is not appropriate to assess that linkage by looking at CEO compensation and shareholder return over a three or five year period. In our case, most of that period involved an entirely different strategy, a different CEO and a substantially different management team.

•	Our strategy that we began implementing in 2011 is being operationalized and we are seeing results.

•	We have launched a new portfolio of appliances designed for the storage needs of small and medium-sized businesses;

•	We have launched a new mobile security business with key technology differentiators and a robust product portfolio; and

•	We have significantly improved our gross margin performance across our product lines.

•	We have a performance-oriented executive compensation plan that fully supports this strategy and incentivizes the key drivers that create shareholder value.

•	For example, our CEO’s total compensation target for 2011 was heavily weighted toward performance.

•	It has a performance-dominated compensation mix :

• Salary = 17%	} 83% Performance-based
• Annual incentive = 15%
• Long-term incentive = 68%

•

In realized pay, our CEO’s compensation for 2011 was well below targeted compensation, in line with our performance. The actual payout of his annual; bonus was 24.7% of target and the value of his long-term equity grants at year end was 59.4% of the May 2011 grant date value, based on our Black-Scholes valuation.

•

We have a conservative compensation design, with only the long-term incentive being above market, reflecting the turnaround nature. Salaries and annual incentives are set with reference to the median of the market. The majority of the increases in compensation come only through increasing shareholder value and moving rapidly on execution of our strategy.

•	The dominant portion of our executive compensation is the long-term incentive component. This is divided into three vehicles as follows with the overwhelming portion performance based:

Vehicle	Weight (2011)	}	80% Performance-based
Performance Based Cash Awards	40%
Stock Options	40%
Restricted Stock	20%

•

We have been evolving our executive compensation program to this long-term performance-based emphasis over the last three years. Attached as Exhibit A is a matrix summarizing the changes we have made to our executive compensation program over the last three years.

•	The Long-Term Incentive (“LTI”) Plan is focused on driving increased shareholder value with a simple metric: operating earnings per share.

Long-Term Incentive Performance Plan	Focus
Operating Earnings/Share	Assuring a stream of multi-year earnings to our shareholders that are generated from our existing and expanding operations. This measures our efficiency in employing our capital over multiple years to generate income.

•

The metrics in our annual incentive plans also support our turnaround strategy, while assuring that we manage on-going operations in a productive and efficient manner. Our key metrics reinforce the following:

Annual Incentive Plan	Focus
Operating Income* – 1/3rd	Generation of annual targeted income from existing operations – keeping the existing operations productive
Free Cash Flow – 1/3rd	The cash generated after expenditures to support our asset base. The expenditures are required to invest in new products, make acquisitions and fund other enhancements to shareholder value.
New Product Gross Margin – 1/3rd.	Profit margin on new products that are introduced to assure that they are accretive to the business and represent value-contributions.

*	The threshold level of operating income must be met before any pay out is made, regardless of the levels achieved in the other metrics.

•

We changed our LTI plan despite receiving substantial shareholder support for our “Say on Pay” vote last year to make it more performance based by adding the Performance Based Cash Awards feature with a longer term metric – looking to operating income at the end of 2013. Our performance based awards in 2010 were based on an annual metric. Individual performance metrics are also used in setting targeted total compensation amounts for the named executive officers.

•

It is important to note that due to the performance of the organization, realized pay, as compared to potential pay, has been quite low and all outstanding stock options are underwater. We feel that this is appropriate and consistent with our Board’s pay-for-performance philosophy, given our recent stock price performance. This does create a challenge in keeping our executives motivated, particularly as they execute on our new strategic plan to create shareholder value.

•

Our Board is dedicated to creating a compensation system that is very focused on creating shareholder value. We know the last three years have been challenging, and our executive compensation reflects that. A realized pay analysis demonstrates that our realized executive compensation is in line with the Company’s performance. See the chart at Exhibit B (prepared using an Equilar tool) for an analysis of Imation’s CEO’s realized pay ranked against performance for the prior three-year period compared to CEOs in the compensation peer group described in our Proxy Statement dated March 21, 2012.

Imation Say On Pay
3 Year Executive Compensation Summary	EXHIBIT A

	2008 (Base Year)	2009	2010	2011	2012
Base Pay		One year base salary freeze instituted		Base salary increases tied more closely to personal performance against individual annual objectives

Annual Bonus	Three metrics: OI (50%), Cash Flow (25%) and Revenue (25%) with OI as the “gate”	Bonus opportunity reduced by 10% for one year	New Product Gross Margin dollars added as Bonus metric	Personal bonus modifier of +/- 10% introduced based on individual performance against annual objectives

LTI	Awards split equally between stock options and restricted stock	LTI grants reduced by 40% for one year

1) 40% of LTI grant is performance-based restricted stock award tied to 2010 OI performance metric
2) Remainder of LTI grant for CEO and CFO grant is changed to 75% stock options and 25% restricted stock

1) 40% of the LTI grant is performance-based cash award tied to 2013 operating income performance metric

2) LTI grants target the 75th percentile
of market data. Split of stock options and restricted stock for CEO and CFO reverted back to 50/50

1) Performance-based cash award component increases to 60% of LTI grant 2) Performance metric is 2014 OI

Other Significant Items	Total compensation package targeted between the 50th and 65th percentile of market data

1) Mark Lucas appointed CEO (May)

2) Executive compensation philosophy to focus more on heightened personal performance, the turnaround nature of our strategic plan, and a pay-for-performance philosophy (Nov)

EXHIBIT B

*	Chart developed using a tool provided by Equilar, Inc., which provided benchmark compensation information based on an analysis of recently filed proxies from companies in our peer group.